EXHIBIT 99(d)(3)


                          INVESTMENT ADVISORY AGREEMENT

         THIS AGREEMENT is made and entered into on April 16, 2004 between TAMARACK FUNDS TRUST, a Delaware statutory trust ("Trust"), on behalf of its series TAMARACK ENTERPRISE SMALL CAP FUND ("Fund"), and VOYAGEUR ASSET MANAGEMENT, INC., a Minnesota corporation ("Adviser").

                                    RECITALS

         WHEREAS, the Trust is an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust desires to retain the Adviser, which is a registered investment adviser under the Investment Advisers Act of 1940, as amended, to act as investment adviser for the Fund, and to manage its assets.

         NOW, THEREFORE, the Trust and the Adviser do mutually agree and promise as follows:

         1.       EMPLOYMENT.

                  (a) The Trust hereby appoints Adviser as investment adviser for the Fund, and Adviser accepts such appointment. Subject to the supervision of the Trust's Board of Trustees and the terms of this Agreement, the Adviser shall act as investment adviser for and manage the investment and reinvestment of the assets of the Fund. The Adviser shall discharge the foregoing responsibilities subject to the control of the Trust's Board of Trustees and in compliance with such policies as the Board of Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for the Fund set forth in the Fund's prospectus(es) and statement of additional information, as amended or supplemented from time to time, and applicable laws and regulations. The Adviser shall (i) provide for use by the Fund, at the Adviser's expense, office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund, (ii) pay the salaries and fees of all officers and Trustees of the Trust who are "interested persons" of the Adviser as such term is defined in the 1940 Act, and (iii) pay for all clerical services relating to research, statistical and investment work.

                  (b) The Adviser is authorized to delegate any or all of its rights, duties and obligations under this Agreement (subject in any event to all of the limitations, terms and conditions applicable to the Adviser hereunder) to one or more sub-advisers, and may enter into agreements with sub-advisers, and may replace any such sub-advisers from time to time in its discretion, in accordance with the 1940 Act, the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and rules and

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regulations thereunder, as such statutes, rules and regulations are amended from time to time or are interpreted from time to time by the staff of the Securities and Exchange Commission (the "SEC"), and if applicable, exemptive orders or similar relief granted by the SEC, upon receipt of approval of any such sub-advisers by the Trust's Board of Trustees and by the Fund's shareholders (unless any such approval is not required by such statutes, rules, regulations, interpretations, orders or similar relief). The Adviser shall oversee the performance of any sub adviser engaged hereunder. However, the Adviser shall not be accountable to the Trust or the Fund for any loss or liability relating to specific investment decisions made solely by any sub-adviser. The Adviser may not terminate any sub-advisory agreement relating to the Fund without approval by a majority of the Trust's independent Trustees.

                  (c) The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others as long as its services for others do not in any way hinder, preclude or prevent the Adviser from performing its duties and obligations under this Agreement.

         2.       ALLOCATION OF BROKERAGE.

                  (a) The Adviser is authorized, subject to the supervision of the Trust's Board of Trustees and consistent with any policies and procedures the Board of Trustees may from time to time adopt, to place orders for the purchase and sale of securities and to negotiate commissions to be paid on such transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Fund and is directed to use its best efforts to obtain the best net results as described in the Fund's statement of additional information.

                  (b) Subject to the appropriate policies and procedures approved by the Trust's Board of Trustees, the Adviser may, on behalf of the Fund, pay brokerage commissions to a broker which provides brokerage and research services to the Adviser in excess of the amount another broker would have charged for effecting the transaction, provided (i) the Adviser determines in good faith that the amount is reasonable in relation to the value of the brokerage and research services provided by the executing broker in terms of the particular transaction or in terms of the Adviser's overall responsibilities with respect to the Fund and the accounts as to which the Adviser exercises investment discretion, (ii) such payment is made in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and other applicable state and federal laws, and (iii) in the opinion of the Adviser, the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. Subject to seeking the most favorable price and execution, the Board of Trustees may cause the


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Adviser to effect transactions in portfolio securities through broker dealers in a manner that will help generate resources to pay the cost of certain expenses which the Fund is required to pay or for which the Fund is required to arrange payment.

                  (c) When the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other of its clients, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other affected clients.

         3. EXPENSES. The Fund will pay all its expenses and the Fund's allocable share of the Trusts' expenses, other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Fund shall include, without limitation, interest charges, taxes, brokerage commissions. and similar expenses, distribution and shareholder servicing expenses, expenses of issue, sale, repurchase or redemption of shares, expenses of registering or qualifying shares for sale, expenses of printing and distributing prospectuses to existing shareholders, charges of custodians (including sums as custodian and for keeping books and similar services), transfer agents (including the printing and mailing of reports and notices to shareholders), registrars, auditing and legal services, clerical services related to recordkeeping and shareholder relations, printing of share certificates, fees for Trustees who are not "interested persons" of the Adviser, and other expenses not expressly assumed by the Adviser under Paragraph 1(a) above or under any other agreement. Anything to the contrary herein notwithstanding, the Adviser may at any time and from time to time assume or reimburse any expense payable by the Fund pursuant to this Agreement.

         4. AUTHORITY OF ADVISER. The Adviser shall for all purposes herein be considered an independent contractor and shall not, unless expressly authorized and empowered by the Trust or the Fund, have authority to act for or represent the Trust or the Fund in any way, form or manner. Any authority granted by the Trust or the Fund on behalf of itself to the Adviser shall be in the form of a resolution or resolutions adopted by the Board of Trustees of the Trust.

         5. COMPENSATION OF ADVISER. For the services to be furnished by the Adviser hereunder, the Fund shall pay the Adviser, and the Adviser agrees to accept as full compensation for all services rendered hereunder, an Advisory Fee. The Advisory Fee shall be calculated by applying a daily


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rate, based on the annual percentage rates as set forth in Schedule A of the net asset value of the Fund determined as of the close of business on each business day and payable monthly in arrears on the first business day of the next following month. Anything to the contrary herein notwithstanding, the Adviser may at any time and from time to time waive any part or all of any fee payable to it pursuant to this Agreement.

         6.       STANDARD OF CARE; INDEMNIFICATION.

                  (a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or the Fund or to any shareholder for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. The Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of the Adviser, whether public or private.

                  (b) The Adviser agrees to indemnify the Fund with respect to any loss, liability, judgment, cost or penalty which the Fund may directly or indirectly suffer or incur as a result of a material breach by the Adviser of its standard of care set forth in Paragraph 6(a). The Trust, on behalf of the Fund, agrees to indemnify the Adviser with respect to any loss, liability, judgment, cost or penalty which the Adviser may directly or indirectly suffer or incur in any way arising out of the performance of its duties under this Agreement, except to the extent that such loss, liability, judgment, cost or penalty was a result of a material breach by the Adviser of its standard of care set forth in Paragraph 6(a).

         7. DURATION AND TERMINATION. The following shall apply with respect to the duration and termination of this Agreement:

                  (a) This Agreement shall begin as of the date this Agreement is first executed (provided that the Agreement is initially approved by the Trust's Board of Trustees and Fund shareholder(s) as required by Section 15 of the 1940 Act) and shall continue in effect for one year. Thereafter, this Agreement shall remain in effect, for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if: (i) such continuation shall be specifically approved at least annually by
(A) either the Trust's Board of Trustees or a majority of the Fund's outstanding voting securities, and in either case (B) a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party other than as Trustees of the Trust (the


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"Independent Trustees"), cast in person at a meeting called for that purpose;
and (ii) the Adviser shall not have notified the Trust in writing at least sixty
(60) days prior to the anniversary date of this Agreement in any year thereafter that it does not desire such continuation. Prior to voting on the renewal of this Agreement, the Trust's Board of Trustees may request and evaluate, and the Adviser shall furnish, such information as may reasonably be necessary to enable the Trust's Board of Trustees to evaluate the terms of this Agreement.

                  (b) Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by affirmative vote of a majority of the Trust's Board of Trustees, or by vote of a majority of the outstanding voting securities of the Fund, as defined in Section 2(a)(42) of the 1940 Act, or by the Adviser, in each case, upon sixty (60) days' written notice to the other party and shall terminate automatically in the event of its "assignment" (as that term is defined in the 1940 Act). No assignment shall be deemed to result from any changes in the directors, officers or employees of the Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

         8. AMENDMENT. Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Board of Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval.

         9. NOTICE. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed postpaid to the other party at the principal place of business of such party.

         10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Minnesota, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first stated above.


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                                           TAMARACK FUNDS TRUST, on behalf of
                                           TAMARACK ENTERPRISE SMALL CAP FUND


                                           By:
                                               --------------------------------
                                           Name:
                                           Title:

                                           VOYAGEUR ASSET MANAGEMENT INC.


                                           By:
                                               --------------------------------
                                           Name:
                                           Title:



























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                                   SCHEDULE A

         Compensation pursuant to Paragraph 5 of this Agreement shall be calculated in accordance with the following schedules:


Name of Fund                               Annual Fee Rate

TAMARACK ENTERPRISE SMALL CAP FUND.        One hundred forty one-hundredths of
                                           one percent (140/100 of 1%) of the
                                           average total net assets of the Fund
                                           that do not exceed thirty million
                                           dollars ($30,000,000).

                                           Ninety one hundredths of one percent
                                           (90/100 of 1%) of the average total
                                           net assets of the Fund that exceed
                                           thirty million dollars ($30,000,000).

ATTEST:

TAMARACK FUNDS TRUST, on behalf of         VOYAGEUR ASSET MANAGEMENT INC.
TAMARACK ENTERPRISE SMALL CAP FUND

By                                         By
   --------------------------------           ---------------------------------
Name                                       Name
Title                                      Title





















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